Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
	(614) 314-8094		(201) 275-2711
	Kate Vossen		Alex Arzeno
	(732) 675-8448		(203) 550-3972

Organon Reports Results for the First Quarter Ended March 31, 2023

•	First quarter 2023 revenue of $1,538 million

•	First quarter 2023 diluted earnings per share of $0.69 and non-GAAP Adjusted diluted earnings per share of $1.08

•	Both reported and non-GAAP Adjusted diluted earnings per share include a negative impact of $0.03 per share for acquired in-process research and development (IPR&D)

•	Adjusted EBITDA of $518 million, inclusive of $8 million of acquired IPR&D

•	Board of Directors declares quarterly dividend of $0.28 per share

•	Voluntary $250 million debt repayment on U.S. dollar-denominated term loan

•	Full year 2023 financial guidance ranges affirmed

Jersey City, N.J., May 4, 2023 – Organon (NYSE: OGN) today announced its results for the first quarter ended March 31, 2023.

"The first quarter of 2023 represents the sixth consecutive quarter of constant currency product sales growth, with all three franchises positively contributing to performance," said Kevin Ali, Organon's CEO. "The Established Brands franchise, which represents two-thirds of our business, continues to demonstrate its durability. The associated predictability of cash flows enables us to take a balanced approach to capital allocation, continuing to deploy capital for strategic investments that will position the company for future growth, as well as to opportunistically reduce debt, as we did during the first quarter."

First Quarter 2023 revenues

in $ millions	Q1 2023	Q1 2022	VPY	VPY ex-FX
Women’s Health	$381	$378	1%	3%
Biosimilars	116	99	18%	20%
Established Brands	1,002	1,053	(5)%	1%
Other (1)	39	37	3%	2%
Revenues	$1,538	$1,567	(2)%	3%

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties.

For the first quarter of 2023, total revenue was $1,538 million, a decrease of 2% as-reported and an increase of 3% excluding the impact of foreign currency (ex-FX), compared with the first quarter of 2022.

Women’s Health revenue grew 1% on an as-reported basis, and increased 3% ex-FX in the first quarter of 2023 compared with the first quarter of 2022 driven primarily by strong performance in oral contraceptives Marvelon™ (ethinylestradiol, desogestrel) and Mercilon™ (ethinylestradiol, desogestrel) for which Organon gained rights in selected territories in Southeast Asia and China during 2022. During the quarter, Nexplanon® (etonogestrel implant), a long-acting reversible contraceptive declined 1% ex-FX primarily due to the impact of distributors' buying patterns in prior periods. Follistim AQ® (follitropin beta injection) declined 7% ex-FX primarily related to COVID-related disruptions in China that have hampered access to fertility treatments in that market, as well as an unfavorable shift in customer mix and associated discount rates in the United States that was partially offset by strong product demand.

Biosimilars revenue increased 18% as-reported and 20% ex-FX in the first quarter 2023, compared with the first quarter of 2022 primarily driven by Renflexis® (infliximab-abda) which grew 34% ex-FX due to continued demand growth in the United States and Canada as well as Brenzys™ (etanercept) which grew 36% ex-FX as a result of timing of tenders in Brazil. Ongoing competitive pressures in Europe more than offset strong U.S. growth in Ontruzant® (trastuzumab-dttb).

Established Brands revenue decreased 5% as-reported and increased 1% ex-FX in the first quarter of 2023, compared with the first quarter of 2022 despite 1) the impact of Volume Based Procurement (VBP) initiatives in China which as of November 2022 included Zetia® (ezetimibe) (marketed in most countries outside of the United States as Ezetrol™) and 2) supply interruptions of Diprospan™, Celestone Chronodose™, and Celestone Soluspan™ stemming from the company's market action taken in January for those injectable steroid products. Strong performance in China and in the APJ region (Asia Pacific/Japan), primarily in markets outside Japan, were the most significant offsets to these factors

First Quarter 2023 Profitability

in $ millions, except per share amounts	2023	2022	VPY
Revenues	$1,538	$1,567	(2)%
Cost of sales	580	561	3%
Gross profit	958	1,006	(5)%
Non-GAAP Adjusted gross profit (1)	1,003	1,042	(4)%
Adjusted EBITDA (1,2)	518	647	(20)%
Net Income	177	348	(49)%
Non-GAAP Adjusted net income (1)	276	420	(34)%
Diluted Earnings per Share (EPS)	0.69	1.36	(49)%
Non-GAAP Adjusted diluted EPS (1)	1.08	1.65	(35)%
Acquired in-process research & development (IPR&D) and milestones	8	—	NM
Per share impact to diluted EPS from acquired IPR&D and milestones	0.03	—	NM

	2023	2022
Gross margin	62.3%	64.2%
Non-GAAP Adjusted gross margin (1)	65.2%	66.5%
Adjusted EBITDA margin (1,2)	33.7%	41.3%

(1) See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures

(2) Adjusted EBITDA and Adjusted EBITDA margin include $8 million in the first quarter of 2023 related to acquired IPR&D and milestones

Gross margin was 62.3% as-reported and 65.2% on an adjusted basis in the first quarter of 2023 compared with 64.2% as-reported and 66.5% on an adjusted basis in the first quarter of 2022. The year-over-year decline in gross margin is primarily due to product mix as well as inflationary pressure that impacted distribution and employee-related costs.

Adjusted EBITDA margin was 33.7% in the first quarter of 2023 compared to 41.3% in the first quarter of 2022. Higher promotional and employee-related costs as well as increasing R&D spend associated with the company's recent acquisitions of clinical stage assets were the primary contributors to the decline in Adjusted EBITDA margin year over year.

Net income for the first quarter of 2023 was $177 million, or $0.69 per diluted share, compared with $348 million, or $1.36 per diluted share, in the first quarter of 2022. Non-GAAP Adjusted net income was $276 million, or $1.08 per diluted share, compared with $420 million, or $1.65 per diluted share, in 2022. The year over year decline in net income was a result of lower Adjusted EBITDA as well as increased interest expense (related to higher interest rates and interest expense for accelerated amortization of debt fees and discounts as part of the $250 million voluntary prepayment on the U.S. dollar-denominated term loan), a higher effective tax rate and the impact of exchange losses driven by the fluctuations in foreign currency.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on June 15, 2023, to stockholders of record at the close of business on May 15, 2023.

As of March 31, 2023, cash and cash equivalents were $459 million, and debt was $8.7 billion. Total debt as of March 31, 2023 reflects a discretionary first quarter prepayment of $250 million on the company’s U.S. dollar-denominated term loan.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP. Organon's financial guidance does not assume an estimate for future in-process research and development for business development transactions not yet executed.

Full year 2023 financial guidance is presented below on a non-GAAP basis.

	Previous guidance as of February 16, 2023	Current guidance
Revenues	$6.150 billion - $6.450 billion	Unchanged
Adjusted gross margin	Low-mid 60% range	Unchanged
SG&A (as % of revenue)	Mid 20% range	Unchanged
R&D1 (as % of revenue)	Upper single-digit	Unchanged
Adjusted EBITDA margin	31.0%-33.0%	Unchanged
Interest	~$510 million	~$515 million
Depreciation	~$130 million	Unchanged
Effective non-GAAP tax rate	19.0% - 21.0%	Unchanged
Fully diluted weighted average shares outstanding	~255 million	~257 million

[1]	The range provided for estimated R&D spend includes the company's estimate of approximately $40 million for IPR&D for the full year 2023 which is based on estimated milestones that may be achieved in 2023 by products in the company's current portfolio. Organon's financial guidance does not assume an estimate for future IPR&D for business development transactions not yet executed.

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its first quarter 2023 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and-presentations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance by clicking on this link:

https://conferencingportals.com/event/jgIqShwa

Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is a global healthcare company with a focus on improving the health of women throughout their lives. Organon has a portfolio of more than 60 medicines and products across a range of therapeutic areas. Led by the women’s health portfolio coupled with an expanding biosimilars business and stable franchise of established medicines, Organon’s products produce strong cash flows that will support investments in innovation and future growth opportunities in women’s health. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets. Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn, Instagram, Twitter and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. You should refer to Table 4 and Table 5 of this press release for relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2023 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful representation of the underlying operating performance of the business.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, an inability to execute on our business development strategy or realize the benefits of our planned acquisitions; efficacy, safety, or other quality concerns with respect to marketed products, including market actions such as recalls, withdrawals, or declining sales; political and social pressures, or regulatory developments, that adversely impact demand for, availability of, or patient access to contraception or fertility products; general economic factors, including recessionary pressures, interest rate and currency exchange rate fluctuations; general industry conditions and competition; the impact of the ongoing COVID-19 pandemic and emergence of variant strains; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances; new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; difficulties developing and sustaining relationships with commercial counterparties; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission ("SEC"), including the company’s Annual Report on Form 10-K for the year ended December 31, 2022, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues	$1,538	$1,567
Costs, Expenses and Other
Cost of sales	580	561
Selling, general and administrative	435	371
Research and development	129	96
Acquired in-process research and development and milestones	8	—
Restructuring costs	4	—
Interest expense	132	97
Exchange losses (gains)	9	(4)
Other expense, net	6	4
	1,303	1,125
Income From Operations Before Income Taxes	235	442
Taxes on Income	58	94
Net Income	177	348

Earnings per Share:
Basic	$0.70	$1.37
Diluted	$0.69	$1.36

Weighted Average Shares Outstanding:
Basic	254,392	253,583
Diluted	256,170	255,052

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2023			2022
	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$114	$52	$165	$116	$55	$171
Follistim AQ	26	29	55	30	31	61
NuvaRing	15	24	40	16	24	41
Ganirelix Acetate Injection	6	23	30	8	22	30
Marvelon/Mercilon	—	37	37	—	24	24
Other Women's Health (1)	26	28	54	27	26	52
Biosimilars
Renflexis	55	7	62	42	4	46
Ontruzant	13	8	21	7	15	22
Brenzys	—	19	19	—	14	14
Aybintio	—	10	10	—	10	10
Hadlima	—	5	5	—	6	6
Established Brands
Cardiovascular
Zetia	2	81	83	3	96	99
Vytorin	2	28	29	2	36	38
Atozet	—	128	128	—	119	119
Rosuzet	—	18	18	—	22	22
Cozaar/Hyzaar	2	83	85	8	86	93
Other Cardiovascular (1)	1	40	41	1	38	39
Respiratory
Singulair	3	117	120	3	127	130
Nasonex	—	69	69	9	65	75
Dulera	38	8	46	31	9	40
Clarinex	1	39	39	1	37	38
Other Respiratory (1)	12	5	17	12	11	22
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	71	71	—	60	60
Fosamax	—	37	38	1	40	41
Diprospan	—	14	14	—	31	31
Other Non-Opioid Pain, Bone and Dermatology (1)	4	59	63	3	66	69
Other
Proscar	—	27	27	—	24	24
Propecia	2	31	33	1	29	30
Other (1)	4	76	80	8	74	83
Other (2)	—	39	39	—	37	37
Revenues	$326	$1,212	$1,538	$329	$1,238	$1,567

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1)	Includes sales of products not listed separately. Revenues from Marvelon/Mercilon were previously reported as part of Other Women's Health. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women's Health.

(2)	Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2023	2022
Europe and Canada	$400	$436
United States	326	329
Asia Pacific and Japan	324	314
China	225	236
Latin America, Middle East, Russia and Africa	214	209
Other (1)	49	43
Revenues	$1,538	$1,567

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties.

TABLE 4

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin

(Unaudited, $ in millions)

	Three Months Ended March 31, 2023
	GAAP	Spin Related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(1)	Non-GAAP Adjusted
Revenues	$1,538						$1,538
Cost of sales	580	(10)	—	(4)	(29)	(2)	535
Gross profit	958						1,003
Gross margin	62.3%						65.2%

Selling, general and administrative	435	(46)	—	(15)	—	(1)	373
Research and development	129	(3)	—	(3)	—	—	123
Acquired in-process research and development and milestones	8	—	—	—	—	—	8
Restructuring costs	4	—	(4)	—	—	—	—
Interest expense	132	—	—	—	—	—	132
Exchange losses (gains)	9	—	—	—	—	—	9
Other expense, net	6	(6)	—	—	—	—	—
	1,303						1,180
Income from operations before income taxes	235						358
Taxes on income	58	13	1	4	6	—	82
Net income	$177						$276

Earnings per Share - Diluted	$0.69						$1.08

(1) Represents one-time costs. Spin-related includes costs from the separation of Merck and Other primarily includes inventory step-up amortization and legal reserves.

	Three Months Ended March 31, 2022
	GAAP	Spin Related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(1)	Non-GAAP Adjusted
Revenues	$1,567						$1,567
Cost of sales	561	(4)	—	(3)	(28)	(1)	525
Gross profit	1,006						1,042
Gross margin	64.2%						66.5%

Selling, general and administrative	371	(25)	—	(10)	—	—	336
Research and development	96	(3)	—	(2)	—	(1)	90
Restructuring costs	—	—	—	—	—	—	—
Interest expense	97	—	—	—	—	—	97
Exchange losses (gains)	(4)	—	—	—	—	—	(4)
Other expense, net	4	(6)	—	—	—	—	(2)
	1,125						1,042
Income from operations before income taxes	442						525
Taxes on income	94	4	—	2	5	—	105
Net income	$348						$420

Earnings per Share - Diluted	$1.36						$1.65

(1) Represents one-time costs. Spin-related includes costs from the separation of Merck and Other primarily includes inventory step-up amortization and legal reserves.

TABLE 5

Organon & Co.

Reconciliation of GAAP Income from Operations Before Income Taxes to Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2023	2022
Income from operations before income taxes	$235	$442
Depreciation	28	25
Amortization	29	28
Interest expense	132	97
EBITDA	$424	$592
Restructuring costs	4	—
One-time costs (1)	68	40
Stock-based compensation	22	15
Adjusted EBITDA	$518	$647
Adjusted EBITDA margin	33.7%	41.3%

(1) One-time costs primarily include costs incurred in connection with the spin-off of Organon, inventory step up adjustments and legal reserves.